Exhibit 99.1

Jupiter Wellness Expands Distribution in Asia and the Middle East with Newly Acquired Minoxidil (Rogaine®) and Photosil™ Products

●	Jupiter receives upfront payment plus double-digit royalties on revenues in 31 countries for clinically proven minoxidil (Rogaine®) products Minoxidil Booster and After Minoxidil Spray, and Photosil, a patented topical cream clinically proven to provide relief from psoriasis, vitiligo, and eczema

JUPITER, FL / ACCESSWIRE / June 28, 2022 / Jupiter Wellness, Inc. (Nasdaq: JUPW) today announced it has signed an agreement with India-based companies Cosmofix Technology Pvt Ltd and Sanpellegrino Cosmetics Pvt Ltd for the manufacture, sale, and distribution of three proprietary products related to its recent acquisition of Ascent Clinical Research. Jupiter has received an upfront payment and is entitled to royalties of between 10-12% on revenues for the three products with guaranteed annual minimum royalty payments for the duration of the agreement in 31 countries in Asia and the Middle East including India, the Philippines, Malaysia, Kuwait, Morocco, and Saudi Arabia.

About the Products

Minoxidil, sold under the commercial name brand Rogaine®, is the top-selling hair growth product in the world with projected worldwide sales of $1.2 billion by 2024.

MinoxiBoost: Improves Response to Minoxidil for Increased Hair Growth

MinoxiBoost is a patent-pending breakthrough hair booster system used before a daily minoxidil routine. MinoxiBoost helps to support healthy hair growth by enriching the hair and the sulfotransferase enzymes in the hair to give hair the boost it needs. In a 2-week clinical study using MinoxiBoost, published in the Journal of the European Academy of Dermatology and Venerology, people with low hair sulfotransferase enzyme levels experienced up to a 7X boost in their hair enzyme levels.

MinoxiClean: Removes Minoxidil’s Greasy Residue to Improve Styling

MinoxiClean is a patent-pending, dry cleansing system used after a daily minoxidil routine. Removing unneeded greasy residue from hair after minoxidil application, MinoxiClean improves the ease of styling. In a clinical study published in the Journal of Cosmetic Dermatology, subjects using MinoxiClean reported statistically significant improvement in ease of styling, hair manageability, and reduced greasiness compared to using Minoxidil alone.

Photocil™: Self-Administered Phototherapy from the Sun for Greater Convenience Eliminates Clinic Visit

Photocil is a novel patented topical cream that provides clinically proven relief for psoriasis, vitiligo, and atopic dermatitis (eczema). Photocil acts as a barrier to non-therapeutic radiation from the sun when skin is exposed to direct daylight. With this barrier, Photocil cream empowers the user to access daytime self-treatment from the sun’s therapeutic (beneficial) UV radiation, otherwise known as phototherapy, safely and effectively. Through treatment sessions in direct daylight, Photocil delivers the same benefits of traditional phototherapy with a photo lamp, with greater convenience and access. Before the advent of Photocil cream, phototherapy was only available through a UV photo lamp, most commonly administered at a medical clinic.

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“This agreement is Jupiter’s first step in unlocking the massive potential in these three highly innovative products that address significant global markets. MinoxiClean and MinoxiBoost are complementary products that can be sold alongside the estimated 100 million units of minoxidil projected for 2024. Photosil offers convenience and empowers patient self-care for the hundreds of millions of people living with psoriasis, eczema, and vitiligo,” said Brian John, CEO of Jupiter Wellness.

About Jupiter Wellness

Jupiter Wellness translates innovative health science into revolutionary products aimed at skin, hair, sexual wellness, and general health. Our approach is defined by proven mechanisms of action, validated manufacturing processes, and controlled clinical trials. Our development pipeline includes products to address psoriasis, eczema, burns, herpes, cold sores, and skin cancer. Jupiter Wellness generates revenue from a growing line of over-the-counter skin care products, wellness brands sold through retail channels, and the licensing of our intellectual property and proprietary formulations. For more information, please visit www.JupiterWellness.com.

Media Contact

Phone: 561-244-7100

Email: media@JupiterWellness.com

Investor Contact

Phone: 561-244-7100

Email: investors@jupiterwellness.com

Forward-Looking Statements

This communication contains forward-looking statements regarding Jupiter Wellness, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jupiter Wellness’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Jupiter Wellness, including those described from time to time under the caption “Risk Factors” and elsewhere in Jupiter Wellness’ Securities and Exchange Commission (SEC) filings and reports, including Jupiter Wellness’ Annual Report on Form 10-K for the year ended December 31, 2021, and future filings and reports by Jupiter Wellness. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date on which the forward-looking statements were made.

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